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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



                               EXACTIS.COM, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Delaware                      000-27993                     84-1359618
---------------                  ------------             ----------------------
(State or other                  (Commission                 (I.R.S. Employer
jurisdiction of                  File Number)             Identification Number)
 incorporation)


              707 - 17th Street, Suite 2850, Denver, Colorado 80202
              -----------------------------------------------------
                    (Address of principal executive offices)


                                 (303) 675-2300
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                Common Stock par value $0.01 per share ("Common")
            --------------------------------------------------------
            (Title of each class of securities covered by this form)


                                       N/A
     ---------------------------------------------------------------------
                   (Titles of all other classes of securities for which a duty to file reports under Section 3(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate Or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)    [ ] Rule 12g-4(a)(2)(ii)    [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)   [ ] Rule 12h-3(b)(1)(i)     [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)    [ ] Rule 12h-3(b)(1)(ii)    [ ] Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Exactis.com, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.


                                       EXACTIS.COM, INC.



                                       By: /s/ E. Thomas Detmer, Jr.
                                          -------------------------------------
June 28, 2000                              E. Thomas Detmer, Jr.
                                           President and Chief Executive Officer